Exhibit 21.1

Ondas inc.

Exhibit 21.1 to Form 10-K for the year ended December 31, 2025

Subsidiaries

Ondas Networks Inc., a Texas corporation.

Ondas Autonomous Systems Inc., a Nevada corporation.

Ondas Capital Inc., a Nevada corporation.

American Robotics, Inc., a Delaware corporation.

Airobotics Ltd., a company organized under the laws of the State of Israel.

Airobotics Pte Ltd., a company organized under the laws of Singapore.

Airobotics, Inc., a Delaware corporation.

Airobotics Gulf DMCC, a company organized under the laws of Dubai.

Sentry CS Ltd., a company organized under the laws of the State of Israel.

Sentry CS B.V., a Netherlands company.

Sentrycs Inc., a United States corporation.

Robo-Team Holdings Ltd., a company organized under the laws of the State of Israel.

Robo-Team Defense Ltd., a company organized under the laws of the State of Israel.

Roboteam NA, Inc., a United States corporation.

Apeiro Motion Ltd., a company organized under the laws of the State of Israel.

Zickel Engineering Consulting and Training Ltd., a company organized under the laws of the State of Israel.

S.P.O. Smart Precision Optics Ltd., a company organized under the laws of the State of Israel.

Insight Intelligent Sensors Ltd., a company organized under the laws of the State of Israel.

Chirokka Holding Ltd., a company organized under the laws of the State of Israel.

4M Defense Ltd., a company organized under the laws of the State of Israel.

Ondas Capital OÜ, an Estonian company.